[HIGH COUNTRY BANCORP, INC. LETTERHEAD]




PRESS RELEASE




              HIGH COUNTRY BANCORP, INC.
          ANNOUNCES STOCK REPURCHASE PROGRAM


     Salida, Colorado - - - May 24, 1999; High Country Bancorp, Inc. (NASDAQ Small Cap: HCBC) announced today that it is com mencing a stock repurchase program to acquire up to 132,250 shares of the Company's common stock, which represents approxi mately 10% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company, or as to the timing of such repurchases.

     Larry D. Smith, President of the Company, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within the next twelve months. Mr. Smith explained that the Board of Directors considers the Com pany's common stock to be an attractive investment. It is expected that a reduction in the amount of the Company's out standing stock would have the effect of increasing the Company's per share earnings and book value. In addition, the repurchase program is designed to offset the future dilution incurred in connection with the Company's stock option plan.

     According to Mr. Smith, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.